Exhibit 99.1
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of December 18, 2007 (this “Agreement”), by and between Sybase, Inc., a Delaware corporation (“Company”) and John Chen (“Employee”).
Recitals
     A. Company and Employee entered into an Employment Agreement dated July 11, 1997 (the “Initial Agreement”), which was amended and restated as of June 11, 2001 (the “First Amended and Restated Agreement”).
     B. On August 20, 2002, Company and Employee entered into an addendum to the First Amended and Restated Agreement, providing Employee with certain retirement health benefits and related tax gross-up payments (the “Addendum”).
     C. The Compensation Committee of the Board of Directors (the “Compensation Committee”) and Employee desire to revise the First Amended and Restated Agreement to (i) incorporate the Addendum, and (ii) comply with the final Treasury Regulations promulgated under Internal Revenue Code Section 409A (“Code Section 409A”), as follows.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1. Duties. Employee shall hold the title of Chairman of the Board, President and Chief Executive Officer, and shall perform such functions and duties in such capacity as are designated by the Board of Directors of the Company. During the term of employment, Employee shall be employed by the Company as a regular full-time employee, and shall carry out his duties and responsibilities in a diligent, competent and professional manner.
     2. Compensation.
          (a) Base Salary. Employee receives an annual base salary which has been established by the Board of Directors, payable on a semi-monthly basis. Employee’s base salary shall be subject to periodic review and adjustment from time to time in accordance with the Company’s then-current policies. Currently, such review is made by the Compensation Committee of the Board of Directors on an annual basis.
          (b) Incentive Compensation. Employee is also eligible to participate in the Company’s executive incentive programs with annual target incentive compensation established by the Board of Directors. Such target compensation is subject to periodic review and adjustment from time to time in accordance with the Company’s then-current policies. Currently, such review is made by the Compensation Committee of the Board of Directors on an annual basis. Such annual incentive bonuses are paid once per year.

          (c) Benefit Plans. Employee’s prior employer maintained term life insurance, AD&D insurance and long term disability policies in the name of Employee for Employee’s benefit (the “Individual Policies”). Company shall continue to maintain such Individual Policies during the term of Employee’s employment and any post-termination period specified in this Agreement.
     Employee will be eligible to participate in and receive benefits under the Company’s employee benefit plans and policies in effect from time to time, subject to the terms, conditions and eligibility requirements of the particular plans. Such plans may include stock benefit plans, paid vacation, paid sabbatical leave, health care, life insurance, accidental death and disability, short- and long-term disability, and/or savings plans provided by, through, or on behalf of the Company to employees in the United States. The Company may change, amend, modify or terminate any benefit plan from time to time without prior notice to Employee.
     Sybase currently offers a cafeteria style benefits program and allocates an amount (“Nautilus Benefit Allowance”) to each employee for the employee to allocate to various benefits that the employee can choose between. The benefit coverages that Employee received from his prior employer are specified in Exhibit A hereto. The benefit coverages appearing on such list, excluding the Individual Policies and those under the heading “Other” are referred to as the “Former Minimum Benefits.” The Company shall provide employee with benefits that are at least substantially comparable to the Former Minimum Benefits (except that (i) the maximum lifetime benefit under the group medical plan will be $1,000,000 and (ii) to the extent the employer matching contribution under the 401 (k) plan is lower than under the Former Minimum Benefits, Employee shall be provided a bonus equivalent to such difference, grossed up to reflect the pretax nature of a 401 (k) contribution), it being understood that the choice of benefit provider is entirely at the discretion of the Company and, that to the extent the benefits can be covered by the Nautilus Benefit Allowance, Employee will apply such allowance to them. Any cost of providing the benefits substantially comparable to the Former Minimum Benefits in excess of the Nautilus Benefit Allowance shall be the Company’s expense.
     In addition, Company shall (i) reimburse Employee, no later than March 15 of the year following the calendar year in which the expenses were incurred, for medical, legal, financial planning, estate planning and tax preparation expenses up to an aggregate maximum of $20,000 per year (ii) permit Employee to fly first class on business trips (other aspects of travel to be consistent with Company travel policies); and (iii) provide a car allowance of $18,000 per year.
          (d) Stock Option Grant. Under the Initial Agreement, Employee was granted stock options to purchase an aggregate of 500,000 shares of the Company’s Common Stock. Subsequent option grants have been made. Future option grants, if any, shall be entirely at the discretion of the Compensation Committee. It is acknowledged that the Compensation Committee’s current practice is to make annual stock option grants to executive officers in connection with its annual review of executive compensation. It is also acknowledged that one guideline currently considered within the Compensation Committee’s current option philosophy framework regarding option grants is to make subsequent annual grants such that the total amount of an officer’s unvested shares is comparable to the options that the Company would have to then offer in order to recruit a new person into such officer’s position. The foregoing guideline is only one of several factors considered by the Compensation Committee and that guideline together with any other guidelines and factors may be changed at any time.
          (e) Withholding; Deductions. Unless otherwise specified herein, the Company shall make such deductions, withholdings and other payments from all sums payable to Employee which Employee requests, or which are required by law for taxes and other charges.
          (f) Retiree Health Program. Until the earlier of (i) a Disqualifying Event (as defined below), or (ii) the later to occur of the death of Employee or that of his spouse (so long as Employee’s spouse has remained married to Employee through the date of his death) or, in the event that Employee and his spouse predecease their eligible dependents, until such time as the eligible dependents cease to qualify under the eligibility provisions of the Sybase U.S. Retirees’ Health Program (the “Retirees’ Health Program”), the Company shall pay (A) no later than thirty (30) days following the premium due date, the full premium on behalf of Employee, his spouse (so long as she remains married to Employee, or until her death if she remains married to Employee through the date of his death) and his eligible dependents under the Retirees’ Health Program, and (B) while Employee continues to provide services to the Company, a full gross-up amount to Employee, his spouse, or his eligible dependents, as applicable, sufficient to cover the additional federal, state and municipal income and employment taxes imposed upon Employee, his spouse, or his eligible dependents, as applicable, by virtue of such premium payments and the gross-up payments, so that Employee, his spouse, or his eligible dependents, as applicable, are in the same economic position as if the provision of such benefits did not result in imputed income (with such tax gross-up payments to be made by the Company no later than the end of the calendar year in which Employee paid such taxes, either directly or through withholding); provided, however that such payments (or reimbursements, to the extent Employee pays the premiums in the interim) and tax gross-up payments shall be delayed six months and one day from Employee’s termination date (and then paid in full in arrears) to the extent required to avoid the imposition of additional tax under Code Section 409A. Employee, his spouse, or his eligible dependents, as applicable, agree to provide the Company or its agents, upon written request, with sufficient information to accurately calculate the amount of the full gross-up payments due.
     For purposes of this section 2(f), a Disqualifying Event means Employee’s service with the Company terminates before Employee reaches age fifty-five (55) and such termination of service is either voluntary by Employee other than pursuant to an Involuntary Termination (as defined in Section 5(e)) or by the Company for Cause (as defined in Section 5(c)). Notwithstanding the preceding, no termination as a result of Disability (as defined in Section 5(d)) and no termination following a Change of Control (as defined in Section 3(a) of the COC Agreement) or after Employee attains age 55 will be a Disqualifying Event. However, if prior to Employee becoming 55, Employee’s service with the Company terminates either following a Change of Control or by the Company for a reason other than for Cause and Employee is provided medical benefits from another employer upon obtaining substantially full-time employment with such employer, Employee and his eligible dependents may remain in the Retirees’ Health Program only if Employee pays all Retirees’ Health Program premiums due subsequent to Employee obtaining such new medical coverage.

     For purposes of this section 2(f), whether or not Employee’s dependents are eligible at any time shall be determined pursuant to the terms and conditions of the Retirees’ Health Plan.
     3. Nondisclosure Agreement. Concurrently with the execution of the Initial Agreement, Employee executed an Employee Nondisclosure and Assignment of Inventions Agreement (“Nondisclosure Agreement”).
     4. Change of Control. Concurrently with the execution of this Agreement, Employee and the Company have entered into a Second Amended and Restated Change of Control Agreement (“COC Agreement”). In the event of a Change of Control (as defined in the COC Agreement), Employee shall be entitled to the severance benefits specified in such COC Agreement and shall not be entitled to severance in accordance with Section 5 below for any termination of employment occurring within eighteen months following a Change of Control.
     5. Compensation Upon Termination or Resignation.
          (a) Voluntary or For Cause. Upon termination for Cause (as defined below) or upon Employee’s death, Disability (as defined below) or voluntary resignation (except as provided in Section 5(c)), the Company shall pay to Employee (or to his estate in the event of his death) in a lump sum all accrued unpaid compensation earned by the Employee prior to the effective date of termination. Employee’s rights under the Company’s benefit plans shall be determined under the provisions of those plans.
          (b) Termination by the Company Without Cause. In the event that the Company terminates Employee without Cause, the Company shall (A) pay to Employee an amount equal to the sum of (i) one and one-half times the Employee’s then-current annual base salary plus (ii) one and one-half times the Employee’s target annual cash bonus for the Company’s fiscal year in effect on the date of termination, which amount shall be payable in three installments (net of all applicable taxes and deductions) as follows: 75% on the date six months and one day following the date of termination and 25% on the date one year following date of termination; (B) continue to make available, at the Company’s expense, the benefits specified in Section 2(c) above for a period of 18 months following such date of termination, and (C) provide that equity awards held by the Employee under the Company’s equity compensation plans, under the Company’s subsidiaries’ equity compensation plans and under the equity compensation plans of corporations that have merged with or into the Company shall automatically have their vesting accelerated (including, for restricted stock, accelerated lapse of a right of repurchase by the Company) as to 100% of the unvested portion of any such stock options or stock appreciation rights, and as to 50% of the unvested portion of any such restricted stock or restricted stock units, on the date of termination, in addition to any portion of the restricted stock or restricted stock units vested prior to the date of termination after taking into account any acceleration of vesting provided in the restricted stock agreement or restricted stock unit agreement between the Company and the Employee pertaining to such outstanding restricted stock or restricted stock units. The amount of the severance payment payable pursuant to Clause A and the continuation of benefits specified in Clause B above shall not be decreased as a result of compensation and /or benefits received by the Employee from any subsequent employer.

          (c) Definition of Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) continued violations by the Employee of the Employee’s obligations as an employee of the Company which are demonstrably willful and deliberate on the Employee’s part after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his or her duties.
          (d) Disability. “Disability” shall mean Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees. Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his of her duties as an employee of the Company before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
          (e) Involuntary Termination. Employee shall be deemed to have been terminated by the Company other than for Cause in the event Employee resigns within two years after the initial existence of an event constituting an Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, the assignment to the Employee of any duties or the significant reduction of the Employee’s duties, either of which is materially inconsistent with the Employee’s position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities, which is not effected for Disability or for Cause; (ii) a material reduction by the Company in the base salary and/or target bonus of the Employee as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced (other than a nondiscriminatory reduction affecting the Company’s employees generally); or (iv) the relocation of the Employee to a facility or a location more than 75 miles from San Francisco, without the Employee’s express written consent; provided, however, that such events shall not constitute grounds for an Involuntary Termination unless the Employee has provided notice to the Company of the existence of the one or more of the above conditions within 90 days of its initial existence and the Company has been provided at least 30 days to remedy the condition.
          (f) Breach of Nondisclosure Agreement. Notwithstanding any provisions herein to the contrary, the Company’s obligations under this Section 5 to pay any severance or otherwise extend benefits or stock option/restricted stock vesting shall terminate immediately upon any intentional breach by Employee of the Nondisclosure Agreement.
          (g) Internal Revenue Code Section 409A. Notwithstanding any other provision of this Agreement, if the Employee is a “key employee” under Code Section 409A and a delay in making any payment or providing any benefit under this Agreement is required by Code Section 409A and any Treasury Regulations, and IRS guidance thereunder, or necessary in the good faith judgment of the Company, to avoid the Employee incurring additional tax under Section 409A, such payments shall not be made until the end of six (6) months following the date of the Employee’s separation from service in accordance with Code Section 409A. In the event any payment or the provision of any benefit to Employee is delayed by reason of this paragraph, in addition to the delayed payment or benefit, the Employee shall also be entitled to receive interest on the such payment or benefit determined using the rate in effect from time to time under Section 1274(b)(2)(B) of the Code.
     6. No Conflict. Employee represents and warrants that execution of this Agreement and the Nondisclosure Agreement, and performance of Employee’s obligations hereunder and thereunder, will not conflict with, or result in a violation or breach of any other agreement to which Employee is a party, or any judgment, order or decree to which Employee is subject.
     7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California.
     8. Entire Agreement. This Agreement, together with the COC Agreement and Nondisclosure Agreement, sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes in their entirety the Initial Agreement, the First Amended and Restated Agreement, the Addendum and any other written or oral negotiations, agreements, understandings, representations or practices. Any waiver, modification or amendment of this Agreement shall be effective only if in writing and signed by the parties hereto.
     9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the County of Contra Costa, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EMPLOYEE:	SYBASE, INC.

/s/ John Chen	/s/ Dan Carl
John Chen	Daniel R. Carl
[home address redacted]	Vice President, General Counsel and Secretary

EXHIBIT A
FORMER MINIMUM BENEFITS

PYRAMID TECHNOLOGY BENEFITS PLANS
Coverage for: John Chen, President and CEO

SURVIVOR BENEFIT	COVERAGE	EXPLANATION
Group Term Life	$300,000
Executive Term Life	$2,000,000
Group & Executive AD&D	$1,000,000
Business Travel Accident	$250,000

DISABILITY	MONTHLY BENEFIT
Pyramid Voluntary Disability Income Plan	$4,333	First 90 days of disability
Pyramid Voluntary Disability Income Plan	$1,445	91st to 365th day of disability
Group Long Term Disability	$10,000	Eligible for benefits on 91st day. Integrated with VDI & Soc. Sec.
Executive LTD	$13,400	Supplemental disability coverage

HEALTH PLANS	COVERAGE
Group Indemnity Medical Plan	$2,000,000	Lifetime benefit maximum
Group Dental Plan	$1,000	Annual maximum per covered individual
Orthodontic Care	$1,000	Lifetime maximum per covered individual
Group Vision Care Plan		Annual examination. Frames and lens every 24 months
Executive Medical & Tax Preparation
Expenses Reimbursement Program	$10,000	Maximum annual benefit available

TRANSPORTATION
Airline Travel		First class
Car Allowance		Annual allowance (18K)

SIEMENS PYRAMID BENEFIT COVERAGE
For John Chen, Chairman, President and CEO

BENEFIT PLANS	COVERAGE	REMARKS	1997 Annual Company Cost

SURVIVOR BENEFIT
Group Term Life	$300,000	2x up to $300k	Normal cost
* Executive Life	$2,000,000	Individual Policy (4/1 renewal)	$1,216.80
Group A&D	$300,000	2x up to $300k	Normal cost
* Executive A&D	$700,000	4x up to $1M combined	$168.00
Business Travel Accident	$250,000		Normal cost

DISABILITY
Sick Leave	$34,615	max accrual = 180 hours	Normal cost
Calif VDI	$13,000	60% of pay up to $1000/wk for first 90 days
Group LTD	$10,000	max $10k/mo on 91st day (integrated with SSA, W/C)	Normal cost
* Exec LTD	$13,400	Individual Policy. Amt/mo	$7,551.12

BENEFIT PLANS	COVERAGE	REMARKS	1997 Annual Company Cost

HEALTH PLANS
Group Medical Plan (GA)	$2,000,000	Lifetime benefit max	Normal cost
Group Dental Plan	$1,000	Annual max per covered individual	Normal cost
Orthodontic Care	$1,000	Lifetime max per covered individual
Group Vision Care		Annual exam. Frames & lenses every 24 mos	Normal cost
* Exec Reimbursement Plan (Medical, legal, financial planning & tax prep expenses)	$10,000	Annual max	$10,000.00

RETIREMENT PLAN
Pyramid 401(k) Plan — Employer Matching Cont	$6,000	Annual max	Normal cost
* Car Allowance	$18,000	Annual allowance	$18,000.00
* Airline Travel		First Class	(First class fare)
* Severance Benefits (at separation)	$1,000,000	Plus full executive benefits for 1 yr	$1,036,935.92

*	Special Executive Benefits